News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G REPORTS 8% NET SALES AND 22% EPS GROWTH IN THE FOURTH QUARTER

Announces $24 - $30 Billion Share Repurchase Program;
Confirms Fiscal 2008 EPS Guidance

CINCINNATI, Aug. 3, 2007 - The Procter & Gamble Company (NYSE:PG) announced net sales growth of eight percent for the April - June quarter to $19.3 billion and 12 percent growth for the fiscal year to $76.5 billion. Diluted net earnings per share increased 22 percent for the quarter to $0.67 behind sales growth and a 110-basis point operating margin improvement. For the fiscal year, diluted net earnings per share were up 15 percent to $3.04. The impact of Gillette dilution for the fiscal year was an estimated $0.10 - $0.12 per share, slightly better than the company’s expectations primarily due to faster than expected cost synergies. Every segment grew organic sales for the year, led by high-single digit growth in Blades & Razors and Fabric & Home Care and mid-single digit growth in Beauty and Health Care.

The company also announced a significant increase in its share repurchase plans. P&G now plans to repurchase $24 - $30 billion of company shares over the next three years at a rate of $8 - $10 billion per year. This represents a substantial increase versus the company’s fiscal 2007 repurchase level of $5.6 billion.

“This marks the sixth consecutive year in which P&G delivered topline growth at or above the company’s targets,” said Chairman of the Board and Chief Executive A.G. Lafley. “These results were achieved at the same time the organization was integrating Gillette, which is progressing ahead of plan. Our strong cash generation results and our confidence in the business outlook have enabled us to substantially increase our share repurchase commitment for the next three years. I am confident we have the right strategies and capabilities in place and are making the right investment choices to take full advantage of the significant growth opportunities ahead of us.”

Executive Summary
•
Net sales increased eight percent for the quarter to $19.3 billion and 12 percent for the fiscal year to $76.5 billion. Sales growth was broad-based, driven by successful initiatives across key brands and continued double-digit growth in developing regions.

•
Net earnings were up 19 percent for both the quarter and fiscal year to $2.3 billion and $10.3 billion, respectively. Earnings increased behind sales growth and significant operating margin improvement. Operating margin improved 110-basis points for the quarter and 80-basis points for the fiscal year.

•
Diluted net earnings per share increased 22 percent for the quarter and 15 percent for the fiscal year to $0.67 and $3.04, respectively. The impact of Gillette dilution for the fiscal year was an estimated $0.10 - $0.12 per share.

•
For the fiscal year, operating cash flow was $13.4 billion and free cash flow was $10.5 billion. Free cash flow productivity was 101%, above P&G’s annual target of 90%. Capital spending was 3.9% of net sales, slightly better than the company’s 4% annual target.

April - June Quarter Discussion

Net sales for the quarter increased eight percent to $19.3 billion. Sales growth was led by double-digit increases in Blades & Razors, Fabric & Home Care and Health Care behind successful product initiatives including Gillette Fusion, Tide Simple Pleasures and Crest Pro-Health. Volume increased five percent behind broad-based geographic growth, led by double-digit growth in developing regions. Each segment delivered mid-single digit or higher year-on-year volume growth except Snacks, Coffee and Pet Care, which was impacted by the voluntary recall of certain wet pet foods in March. Foreign exchange contributed three percent to sales growth. Organic sales increased five percent for the quarter.

Net earnings increased 19 percent for the quarter to $2.3 billion. Net earnings were up behind strong sales growth and a 110-basis point operating margin improvement. Diluted net earnings per share increased 22 percent to $0.67.

Gross margin improved by 70-basis points to 50.8% during the quarter. Commodity and energy costs had a negative impact on gross margin of about 40-basis points. Scale leverage from volume growth and cost savings projects more than offset commodity cost increases, driving the year-on-year margin improvement.

Selling, general and administrative expenses (SG&A) were down 40-basis points to 33.2% of net sales due to lower overhead spending as a percentage of net sales. Overhead spending improved due to volume scale leverage, Gillette-related cost synergies and overhead cost control.

Operating cash flow was $3.6 billion during the quarter, an increase of 12 percent versus the base period. Operating cash was driven by strong earnings and an improvement in working capital behind lower inventory days on hand. Free cash flow, defined as operating cash flow less capital expenditures, was $2.6 billion during the quarter and 116% of net earnings. Capital expenditures were 4.9% of net sales during the quarter.

Business Segment Discussion for the Quarter

The following provides perspective on the company’s April - June quarter results by business segment.

Beauty and Health Care
•
Beauty net sales increased eight percent during the quarter to $5.9 billion. Volume increased four percent and product mix added two percent to net sales. Favorable product mix was driven by double-digit sales growth on Prestige Fragrances behind Dolce & Gabbana, Escada and Lacoste. Foreign exchange had a positive three percent impact on net sales while higher promotion spending resulted in a negative one percent net pricing impact. The sales disruption in Asia resulting from the temporary suspension of SK-II shipments in China earlier in the fiscal year had a negative one percent impact on global Beauty sales during the quarter. Skin Care and Feminine Care each delivered high-single digit organic volume growth behind continued success on Olay Definity and Regenerist and the Always Clean and Fresh initiatives. Hair Care organic volume grew mid-single digits behind strong growth on Pantene and Head & Shoulders. Net earnings increased nine percent during the quarter to $807 million behind strong sales growth. Profit margin was up 20-basis points driven by lower overhead spending as a percentage of net sales, largely offset by higher marketing spending to support initiative activity across categories and regions and the negative mix impact from lower SK-II sales.

•
Health Care net sales were up 11 percent during the quarter to $2.2 billion. Oral Care sales increased high-teens behind continued success on Crest Pro-Health, double-digit growth on Oral-B and strong results in developing regions. Crest all-outlet toothpaste share in the U.S. increased nearly two points versus the year-ago period. In Pharmaceuticals and Personal Health, sales were up high-single digits as the addition of the Swiss Precision Diagnostics joint venture with Inverness Medical and pricing in Pharmaceuticals more than offset lower volume on Vicks versus a very strong base shipment period. Health Care volume was up four percent globally. Price increases in Pharmaceuticals and a more premium product mix, driven largely by strong growth on Crest Pro-Health, each contributed two percent to net sales. Foreign exchange had a positive three percent impact. Net earnings increased 23 percent for the quarter to $249 million. Earnings increased as volume growth, pricing and lower overhead spending as a percentage of net sales more than offset higher marketing spending.

Household Care
•
Fabric Care and Home Care net sales increased 10 percent during the quarter to $4.8 billion behind eight percent volume growth. Volume growth was broad-based with mid-single digit growth in developed regions and double-digit growth in developing regions. In Fabric Care, volume was up high-single digits with strong growth on Tide, Ariel, Gain and Downy. Home Care volume also grew high-single digits behind continued successful expansion of automatic dishwashing products in Western Europe and strong results on Swiffer and Febreze in North America. Price increases added one percent to net sales and foreign exchange contributed three percent to sales growth. These were partially offset by a negative two percent mix impact from disproportionate growth in developing regions. Net earnings increased 30 percent to $681 million. Earnings grew behind strong volume growth and margin expansion resulting primarily from lower overhead spending as a percentage of net sales and manufacturing cost savings projects.

•
Baby Care and Family Care net sales increased five percent during the quarter to $3.2 billion behind six percent volume growth. Volume in Baby Care was up high-single digits with broad-based growth across both developed and developing regions. Developed region growth was driven by continued success on the Baby Dry Caterpillar Flex initiative and the new Baby Stages wipes launch in North America. In Family Care, volume increased mid-single digits behind a successful product upgrade initiative on Bounty and continued strong results on the Charmin and Bounty Basic products. Disproportionate growth on larger pack sizes and in developing regions resulted in a negative two percent mix impact on sales. Favorable foreign exchange added three percent to segment sales but was partially offset by a negative two percent pricing impact from higher promotion spending. Net earnings increased three percent for the quarter to $334 million. The impact of higher volume, manufacturing cost savings projects and lower overhead spending as a percentage of net sales were largely offset by higher pulp costs and a less profitable product mix.

•
Snacks, Coffee and Pet Care net sales increased two percent to $1.1 billion for the quarter. Coffee sales were up double-digits primarily due to previously executed price increases and a low base period from Katrina impacts. Pet Care sales were down primarily due to the continued impact of the voluntary recall of certain wet pet foods in the third quarter. Total segment volume was down two percent for the quarter. Coffee price increases and favorable foreign exchange each added two percent to net sales. Net earnings increased 61 percent to $124 million for the quarter. Net earnings increased primarily due to base period expenses related to Hurricane Katrina and Coffee pricing impacts.

Gillette GBU
•
Net sales in Blades and Razors were up 18 percent to $1.4 billion for the quarter. Volume grew six percent behind continued success on Fusion, the launch of Venus Breeze in North America and low base period shipments. Fusion market share increased about 10 points in the U.S. versus the prior year period. Favorable product mix, resulting from disproportionate Fusion growth, and positive foreign exchange trends each added five percent to net sales growth. Previously executed price increases across several shaving systems contributed an additional two percent to net sales. Net earnings increased 19 percent to $290 million for the quarter. Earnings grew behind sales growth and lower overhead spending as a percentage of net sales, partially offset by higher marketing expenses.

•
Duracell and Braun net sales increased four percent to $919 million. In Duracell, volume increased double-digits as very strong growth in developing regions was partially offset by strong competitive activity in Western Europe and in North America. Braun volume was down for the quarter as good results on 360 Complete and Contour shavers in North America and Pulsonic in Japan and Germany were more than offset by the impact of the divestiture of thermometer and blood pressure devices, strong competitive activity in Europe and softness on household appliances. Volume was up two percent for the segment. Previously executed price increases in Duracell added two percent to sales and favorable foreign exchange contributed three percent. These were partially offset by a negative three percent mix impact resulting primarily from unfavorable product mix in Duracell. Net earnings increased 17 percent to $63 million for the quarter primarily due to volume growth, pricing and lower marketing expenses during the quarter.

Fiscal Year Discussion

Net sales in fiscal 2007 increased 12 percent to $76.5 billion. Sales were up behind nine percent volume growth, including the impact of an additional three months of Gillette in fiscal 2007. Growth was driven by initiative activity such as Gillette Fusion, Pantene brand restage, Olay Definity and Regenerist, Dolce & Gabbana “The One”, Always Clean, Tide Simple Pleasures, Gain Joyful Expressions, Swiffer upgrade and Pampers Caterpillar Flex. Price increases added one percent to net sales and favorable foreign exchange contributed two percent. Organic sales were up five percent with each reportable segment delivering year-on-year growth.

Net earnings grew 19 percent during the fiscal year to $10.3 billion. Net earnings increased behind sales growth and an 80-basis point improvement in operating margin. Diluted net earnings per share increased 15 percent to $3.04, including an estimated $0.10 - $0.12 dilution impact from Gillette. Gillette dilution was better than the company’s expectations primarily due to faster than expected cost synergies.

Gross margin improved 60-basis points to 52.0% during the fiscal year. Higher commodity costs hurt gross margin by over 60-basis points but were more than offset by scale leverage from strong organic volume growth, cost savings projects and Gillette cost synergies. The favorable mix impact of the additional three months of Gillette results in fiscal 2007 contributed approximately 30-basis points to gross margin.

SG&A as a percent of sales improved 20-basis points in fiscal 2007 to 31.8% driven by lower overhead spending as a percentage of net sales. Overhead spending improved as volume scale leverage, Gillette-related cost synergies and overhead cost controls more than offset the impact of higher Gillette acquisition-related expenses.

The company’s operating cash flow for the fiscal year was $13.4 billion, an increase of 18 percent versus the prior year. Operating cash increased primarily behind higher earnings. Working capital increased during the year primarily to support business growth. Capital expenditures were 3.9% percent of net sales, in-line with the prior year and slightly better than the company’s four percent target. Free cash flow was $10.5 billion for the year and free cash flow productivity was 101% during the year, well above the company’s 90% target.

Fiscal Year Business Segment Discussion

Beauty and Health Care
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Beauty net sales increased nine percent for the year to $23.0 billion behind a five percent volume increase. Volume growth was broad-based across nearly all categories, driven by initiative activity on key brands and continued expansion in developing regions. Prestige Fragrances volume grew double-digits primarily behind the addition of Dolce & Gabbana and success on “The One”, Boss Selection and Boss Femme fragrance initiatives. Skin Care volume was up high-single digits behind Olay Definity and Regenerist. Hair Care volume increased mid-single digits driven by strong developing market growth and product initiatives on Pantene, Head & Shoulders and Herbal Essences. Feminine Care volume grew high-single digits behind the Always Clean and Fresh initiatives and product upgrades on Tampax Pearl. Favorable product mix from strong Prestige Fragrance results drove a one percent increase in net sales and favorable foreign exchange contributed an additional three percent. Beauty organic sales were up five percent, including a negative one percent impact from the sales disruption in Asia resulting from the temporary suspension of SK-II shipments in China earlier in the fiscal year. Net earnings increased 12 percent to $3.5 billion behind sales growth and profit margin improvement. Profit margin improved as the impact of higher marketing investments was more than offset by lower overhead spending as a percentage of net sales.

•
Health Care net sales in fiscal 2007 increased 14 percent to $9.0 billion behind a nine percent increase in unit volume. Sales and volume were up as a result of solid growth on the base P&G business and the impact of an additional three months of Gillette Oral Care results in fiscal 2007. Health Care organic sales increased six percent with organic volume up four percent. Oral Care organic volume grew mid-single digits driven by double-digit growth in developing regions, high-single digit growth on Oral-B and a nearly two point increase in Crest toothpaste U.S. all-outlet market share behind the Crest Pro-Health launch. Pharmaceuticals and Personal Health volume increased low-single digits behind growth on Prilosec OTC. Pricing, primarily in Pharmaceuticals and Personal Health, contributed two percent to segment sales growth and a more premium product mix behind Crest Pro-Health added an additional one percent. Foreign exchange had a positive two percent impact on net sales. Net earnings grew 25 percent to $1.5 billion behind organic sales growth, the addition of Gillette Oral Care and profit margin expansion. Profit margin improved behind lower SG&A expenses from volume scale leverage, Gillette synergies and lower overhead spending as a percentage of net sales.

Household Care
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Fabric Care and Home Care net sales increased 11 percent in fiscal 2007 to $19.0 billion behind eight percent volume growth. Volume growth was broad-based across regions with mid-single digit increases in developed regions and double-digit growth in developing regions. Both Fabric Care and Home Care had strong volume growth behind product initiatives such as Tide Simple Pleasures, Gain Joyful Expressions, Febreze Noticeables, upgrades on Swiffer and the launch of Fairy auto-dishwashing in Western Europe. Favorable foreign exchange had a positive three percent impact on net sales. Net earnings increased 18 percent to $2.8 billion behind strong sales growth and profit margin improvement. Profit margin improved primarily behind cost savings projects and lower overhead spending as a percentage of net sales, partially offset by higher commodity costs.

•
Baby Care and Family Care net sales increased six percent for the year to $12.7 billion behind five percent volume growth. Baby Care volume grew mid-single digits, with developing regions up double-digits. In developed regions, Baby Care volume was up low-single digits as growth on Pampers Baby Stages of Development and Baby Dry Caterpillar Flex more than offset softness on Pampers in Western Europe and Luvs in North America from lower competitor pricing of both branded and private label products. Family care organic volume was up mid-single digits behind product upgrades on Bounty and continued growth on the Bounty and Charmin Basic products. Disproportionate growth in developing regions and on the Basic products led to a negative one percent mix impact. Favorable foreign exchange contributed two percent to sales growth. Net earnings in Baby Care and Family Care increased 11 percent to $1.4 billion behind sales growth and higher profit margin.

•
Snacks, Coffee and Pet Care net sales increased four percent to $4.5 billion in fiscal 2007. Volume was in-line with the prior year as growth in Coffee was offset by a decline in Pet Care. Snacks volume was in-line with the prior year. Coffee volume was up high-single digits primarily due to a low base period that included a reduction in the Coffee business from Hurricane Katrina and current year volume from the launches of Folgers Simply Smooth and Gourmet Selections. Pet Care volume was down versus the year-ago period due to strong competitive activity and the impacts of a voluntary recall of certain wet pet foods in March 2007. Price increases in Coffee and favorable product mix from disproportionate Coffee growth each had a positive one percent impact on sales. Favorable foreign exchange contributed an additional two percent to sales. Net earnings increased 24 percent to $477 million. Earnings were up behind sales growth and base period costs related to Hurricane Katrina, which more than offset the impacts of higher commodity costs and expenses associated with the pet food recall in the current period.

Gillette GBU
Since Gillette was acquired on October 1, 2005, results for fiscal 2006 include only 9 months of results while fiscal 2007 results include 12 months of results. In order to provide a more meaningful year-on-year comparison, the following discussion compares the company’s fiscal 2007 results versus pro forma fiscal year 2006 Gillette GBU results that are comprised of the company’s reported October - June 2006 results combined with pro forma July - September 2005 results as presented in the company’s Form 8-K released on November 22, 2005.

•
Net sales in Blades and Razors increased 12 percent for the year to $5.2 billion versus 2006 full-year pro forma results. Net sales increased behind the expansion of the premium Fusion razor system and continued success of Mach 3. Overall, volume/mix contributed seven percent to sales growth and price increases taken across most shaving systems added one percent. Favorable foreign exchange had a four percent impact on net sales. Earnings before income taxes increased 14% to $1.7 billion versus the comparable 2006 pro forma results. Earnings growth was driven by strong sales growth, partially offset by higher marketing investment behind Fusion and incremental acquisition-related charges in fiscal 2007. Net earnings were $1.2 billion in fiscal 2007.

•
Net sales in Duracell and Braun increased five percent for the year to $4.0 billion versus 2006 full-year pro forma results. In Duracell, sales increased high-single digits globally, led by double-digit growth in developing regions. In developed regions, Duracell organic sales were up low-single digits as the impact of higher pricing was partially offset by strong competitive activity from both private label and branded competitors. In Braun, sales increased three percent as the launch of 360 Complete and Contour razors in North America and Pulsonic razors in Germany and Japan more than offset the impact of the divestiture of thermometer and blood pressure devices and softness in Europe on household appliances. Overall, volume/mix in the Duracell and Braun segment contributed one percent to sales growth while price increases, primarily in Duracell, added one percent. Favorable foreign exchange had a three percent impact on sales. Earnings before income taxes increased six percent to $588 million versus 2006 full-year pro forma results. Earnings were up behind sales growth and lower year-on-year acquisition-related expenses, partially offset by higher overhead expenses resulting from the inclusion of Gillette into P&G’s cost allocation systems. Net earnings were $394 million in fiscal 2007.

Fiscal Year 2008 and July - September Quarter Guidance
For fiscal year 2008, the company expects organic sales to grow four to six percent, in-line with its long-term target range. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth, and foreign exchange is expected to add approximately one to two percent. The net impact of acquisitions and divestitures is estimated to have a neutral to negative one percent impact on sales growth. Total sales are expected to increase five to seven percent.

P&G said it expects earnings per share of $3.44 to $3.47 for the fiscal year, an increase of 13% to 14% versus the prior year. Operating margins are expected to increase by 70 to 100 basis points, and the company estimates its effective tax rate will be at or slightly above 29% for the fiscal year.

For the July - September quarter, the company expects organic sales to grow four to six percent. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth, and foreign exchange is expected to add two to three percent. The net impact of acquisitions and divestitures is estimated to have a neutral to negative one percent impact on sales growth. Total sales are expected to increase six to eight percent.

P&G expects earnings per share of $0.88 to $0.90 for the quarter. Operating margins should improve modestly as improvement in SG&A costs as a percentage of sales will largely be offset by lower gross margins. Gross margins are expected to be temporarily lower due to commodity cost increases and investments needed to convert the North American liquid laundry detergent business to a compacted formula. The first of three expansion waves for the new detergents is planned for September 2007.

As previously announced, the company integrated the Gillette GBU into existing P&G business units on July 1. As a result, the company will change its segment reporting structure beginning with its July - September 2007 results. Under the new structure, the Gillette GBU will be eliminated. Duracell results will be managed and reported within the Fabric and Home Care segment. Braun will be merged with Blades and Razors to create a new “Grooming” reportable segment. Additionally, the company will move Feminine Care from the Beauty segment to the Health Care segment and Shave Preps from the Beauty segment to the new Grooming segment. A summary of the new reporting segments, as well as the new Global Business Unit names and compositions, are summarized in the following table:

Global Business Units	Reporting Segments
Beauty	• Beauty • Grooming
Health and Well Being	• Health Care • Snacks, Coffee and Pet Care
Household Care	• Fabric Care and Home Care • Baby Care and Family Care

The company will issue a Form 8-K before the next earnings release in order to provide historical quarterly results for the new segments.

Forward Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®.  The P&G community consists of over 135,000 employees working in over 80 countries worldwide.  Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact:
Doug Shelton - (513) 983-7893

P&G Investor Relations Contact:
Chris Peterson - (513) 983-2414

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the April - June 2007 quarter:

Total P&G
Total Sales Growth	8%
Less: Foreign Exchange Impact	-3%
Less: Acquisition/Divestiture Impact	0%
Organic Sales Growth	5%

The reconciliation of reported sales growth to organic sales in the 2007 fiscal year:

	Total P&G	Beauty	Health Care
Total Sales Growth	12%	9%	14%
Less: Foreign Exchange Impact	-2%	-3%	-2%
Less: Acquisition/Divestiture Impact	-5%	-1%	-6%
Organic Sales Growth	5%	5%	6%

Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management. The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Apr-Jun ’07	$3,582	$(949)	$2,633	$2,268	116%
Fiscal 2007	$13,435	$(2,945)	$10,490	$10,340	101%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Twelve Months Ended June 30
	2007	2006

BEGINNING CASH	6,693	6,389

OPERATING ACTIVITIES
NET EARNINGS	10,340	8,684
DEPRECIATION AND AMORTIZATION	3,130	2,627
SHARED BASED COMPENSATION EXPENSE	668	585
DEFERRED INCOME TAXES	253	(112)
CHANGES IN:
ACCOUNTS RECEIVABLE	(729)	(524)
INVENTORIES	(389)	383
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(273)	230
OTHER OPERATING ASSETS & LIABILITIES	(157)	(508)
OTHER	592	10

TOTAL OPERATING ACTIVITIES	13,435	11,375

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(2,945)	(2,667)
PROCEEDS FROM ASSET SALES	281	882
ACQUISITIONS, NET OF CASH ACQUIRED	(492)	171
CHANGE IN INVESTMENT SECURITIES	673	884

TOTAL INVESTMENT ACTIVITIES	(2,483)	(730)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(4,209)	(3,703)
CHANGE IN SHORT-TERM DEBT	8,981	(8,627)
ADDITIONS TO LONG TERM DEBT	4,758	22,545
REDUCTION OF LONG TERM DEBT	(17,929)	(5,282)
IMPACT OF STOCK OPTIONS AND OTHER	1,499	1,319
TREASURY PURCHASES	(5,578)	(16,830)

TOTAL FINANCING ACTIVITIES	(12,478)	(10,578)

EXCHANGE EFFECT ON CASH	187	237

CHANGE IN CASH AND CASH EQUIVALENTS	(1,339)	304

ENDING CASH	5,354	6,693

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	June 30, 2007	June 30, 2006

CASH AND CASH EQUIVALENTS	$5,354	$6,693
INVESTMENTS SECURITIES	$202	$1,133
ACCOUNTS RECEIVABLE	6,629	5,725
TOTAL INVENTORIES	6,819	6,291
OTHER	5,027	4,487
TOTAL CURRENT ASSETS	24,031	24,329

NET PROPERTY, PLANT AND EQUIPMENT	19,540	18,770
NET GOODWILL AND OTHER INTANGIBLE ASSETS	90,178	89,027
OTHER NON-CURRENT ASSETS	4,265	3,569

TOTAL ASSETS	$138,014	$135,695

ACCOUNTS PAYABLE	$5,710	$4,910
ACCRUED AND OTHER LIABILITIES	9,585	9,587
TAXES PAYABLE	3,382	3,360
DEBT DUE WITHIN ONE YEAR	12,040	2,128
TOTAL CURRENT LIABILITIES	30,717	19,985

LONG-TERM DEBT	23,375	35,976
OTHER	17,162	16,826
TOTAL LIABILITIES	71,254	72,787

TOTAL SHAREHOLDERS' EQUITY	66,760	62,908

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$138,014	$135,695

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended June 30, 2007
	Net Sales	% Change Versus Year Ago	Earnings Before Income Taxes	% Change Versus Year Ago	Net Earnings	%Change Versus Year Ago

BEAUTY	$5,874	8%	$1,150	8%	$807	9%
HEALTH CARE	2,193	11%	376	17%	249	23%
BEAUTY AND HEALTH	8,067	9%	1,526	10%	1,056	12%

FABRIC CARE AND HOME CARE	4,799	10%	1,014	28%	681	30%
BABY CARE AND FAMILY CARE	3,240	5%	537	3%	334	3%
SNACKS, COFFEE AND PET CARE	1,131	2%	192	49%	124	61%
HOUSEHOLD CARE	9,170	7%	1,743	21%	1,139	23%

BLADES AND RAZORS	1,364	18%	392	15%	290	19%
DURACELL AND BRAUN	919	4%	96	19%	63	17%
GILLETTE GBU	2,283	12%	488	16%	353	18%

TOTAL BUSINESS SEGMENT	19,520	9%	3,757	16%	2,548	18%
CORPORATE	(248)	N/A	(549)	N/A	(280)	N/A
TOTAL COMPANY	19,272	8%	3,208	18%	2,268	19%

	Twelve Months Ended June 30, 2007
	Net Sales	% Change Versus Year Ago	Earnings Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago

BEAUTY	$22,981	9%	$4,794	10%	$3,492	12%
HEALTH CARE	8,964	14%	2,148	23%	1,453	25%
BEAUTY AND HEALTH	31,945	10%	6,942	14%	4,945	16%

FABRIC CARE AND HOME CARE	18,971	11%	4,156	17%	2,793	18%
BABY CARE AND FAMILY CARE	12,726	6%	2,291	11%	1,440	11%
SNACKS, COFFEE AND PET CARE	4,537	4%	759	21%	477	24%
HOUSEHOLD CARE	36,234	8%	7,206	15%	4,710	16%

BLADES AND RAZORS	5,229	49%	1,664	55%	1,222	56%
DURACELL AND BRAUN	4,031	38%	588	47%	394	44%
GILLETTE GBU	9,260	44%	2,252	53%	1,616	53%

TOTAL BUSINESS SEGMENT	77,439	12%	16,400	19%	11,271	20%
CORPORATE	(963)	N/A	(1,690)	N/A	(931)	N/A
TOTAL COMPANY	76,476	12%	14,710	19%	10,340	19%

	APRIL-JUNE NET SALES INFORMATION (Percent Change vs. Year Ago) *
	Volume With Acquistions/ Divestitures	Volume Without Acquisitions/ Divestitures	Foreign Exchange	Price	Mix/Other	Net Sales Growth
BEAUTY AND HEALTH
BEAUTY	4%	4%	3%	-1%	2%	8%
HEALTH CARE	4%	4%	3%	2%	2%	11%

HOUSEHOLD CARE
FABRIC CARE AND HOME CARE	8%	8%	3%	1%	-2%	10%
BABY CARE AND FAMILY CARE	6%	6%	3%	-2%	-2%	5%
SNACKS, COFFEE AND PET CARE	-2%	-2%	2%	2%	0%	2%

GILLETTE GBU
BLADES AND RAZORS	6%	6%	5%	2%	5%	18%
DURACELL AND BRAUN	2%	4%	3%	2%	-3%	4%

TOTAL COMPANY	5%	5%	3%	0%	0%	8%

	FISCAL YEAR 2006/2007 NET SALES INFORMATION (Percent Change vs. Year Ago) *
	Volume With Acquisitions/ Divestitures	Volume Without Acquisitions/ Divestitures	Foreign Exchange	Price	Mix/Other	Net Sales Growth
BEAUTY AND HEALTH
BEAUTY	5%	5%	3%	0%	1%	9%
HEALTH CARE	9%	4%	2%	2%	1%	14%

HOUSEHOLD CARE
FABRIC CARE AND HOME CARE	8%	8%	3%	0%	0%	11%
BABY CARE AND FAMILY CARE	5%	5%	2%	0%	-1%	6%
SNACKS, COFFEE AND PET CARE	0%	0%	2%	1%	1%	4%

GILLETTE GBU
BLADES AND RAZORS	n/a	n/a	n/a	n/a	n/a	n/a
DURACELL AND BRAUN	n/a	n/a	n/a	n/a	n/a	n/a

TOTAL COMPANY	9%	5%	2%	1%	0%	12%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	AMJ QUARTER			FYTD

	AMJ 07	AMJ 06	% CHG	6/30/2007	6/30/2006	% CHG
NET SALES	$19,272	$17,842	8%	$76,476	$68,222	12%
COST OF PRODUCTS SOLD	9,477	8,894	7%	36,686	33,125	11%
GROSS MARGIN	9,795	8,948	9%	39,790	35,097	13%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,395	5,999	7%	24,340	21,848	11%
OPERATING INCOME	3,400	2,949	15%	15,450	13,249	17%
TOTAL INTEREST EXPENSE	328	300		1,304	1,119
OTHER NON-OPERATING INCOME, NET	136	62		564	283
EARNINGS BEFORE INCOME TAXES	3,208	2,711	18%	14,710	12,413	19%
INCOME TAXES	940	813		4,370	3,729

NET EARNINGS	2,268	1,898	19%	10,340	8,684	19%

EFFECTIVE TAX RATE	29.3%	30.0%		29.7%	30.0%

PER COMMON SHARE:
BASIC NET EARNINGS	$0.71	$0.58	22%	$3.22	$2.79	15%
DILUTED NET EARNINGS	$0.67	$0.55	22%	$3.04	$2.64	15%
DIVIDENDS	$0.35	$0.31	13%	$1.28	$1.15	11%
AVERAGE DILUTED SHARES OUTSTANDING	3,378.2	3,437.3		3,398.6	3,285.9

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
COST OF PRODUCTS SOLD	49.2%	49.8%	(70)	48.0%	48.6%	(60)
GROSS MARGIN	50.8%	50.2%	70	52.0%	51.4%	60
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	33.2%	33.6%	(40)	31.8%	32.0%	(20)
OPERATING MARGIN	17.6%	16.5%	110	20.2%	19.4%	80
EARNINGS BEFORE INCOME TAXES	16.6%	15.2%	140	19.2%	18.2%	100
NET EARNINGS	11.8%	10.6%	120	13.5%	12.7%	80